Exhibit 12.1

Computation of Consolidated Ratios of Earnings to Combined Fixed Charges

	Nine Months Ended September 30		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in Thousands)
Ratio of earnings to fixed charges including interest on deposits:
Income before income taxes	$10,542	$14,761	$19,114	$21,025	$15,839	$12,625	$5,845
Fixed charges	31,280	33,452	45,392	33,498	17,538	11,349	12,134

	$41,822	$48,213	$64,506	$54,523	$33,377	$23,974	$17,979

Fixed charges:
Interest expense	31,280	33,452	45,392	33,498	17,538	11,349	12,134

	31,280	33,452	45,392	33,498	17,538	11,349	12,134

Ratio of earnings to fixed charges	1.34	1.44	1.42	1.63	1.90	2.11	1.48

	Nine Months Ended September 30		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in Thousands)
Ratio of earnings to fixed charges excluding interest on deposits:
Income before income tax	$10,542	$14,761	$19,114	$21,025	$15,839	$12,625	$5,845
Fixed charges	4,301	2,272	3,285	3,384	2,274	1,878	1,847

	$14,843	$17,033	$22,399	$24,409	$18,113	$14,503	$7,692

Fixed charges:
Interest expense	31,280	33,452	45,392	33,498	17,538	11,349	12,134
Less interest on deposits	26,979	31,180	42,107	30,114	15,264	9,471	10,287

	4,301	2,272	3,285	3,384	2,274	1,878	1,847

Ratio of earnings to fixed charges	3.45	7.50	6.82	7.21	7.97	7.72	4.16